Amendment to

REPORT MODERNIZATION ADDENDUM

to Amended and Restated Administration Agreement

This Amendment (this "Amendment") dated Feburary 23, 2022, is to the Report Modernization Addendum (the "Addendum") dated June 4, 2018, as amended to the Amended and Restated Administration Agreement dated March 6, 2017, as amended (the "Agreement"), by and between ALPS Advisors, Inc. (the "Adviser"), a Colorado corporation, ALPS Fund Services, Inc., a Colorado corporation ("ALPS"), and ALPS ETF Trust, a Delaware statutory trust (the "Trust").

WHEREAS, the Trust, the Adviser and ALPS have previously entered into the Addendum to the Agreement, pursuant to which ALPS provides the Trust with certain administrative services; and

WHEREAS, the Trust, the Adviser and ALPS wish to supplement the Addendum to the Agreement to provide for services to be performed by ALPS in connection with a new series of the Trust and to set forth the fees for those services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date hereof, Appendix II (Compensation) to the Addendum is hereby deleted in its entirety and replaced with Appendix II (Compensation), attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ETF TRUST

By:	/s/ Kathryn Burns
Name:	Kathryn Burns
Title:	Treasurer

ALPS ADVISORS, INC.

By:	/s/ Laton Spahr
Name:	Laton Spahr
Title:	Authorized Representative

ALPS FUND SERVICES, INC.

By:	/s/ Kenneth Fullerton
Name:	Kenneth Fullerton
Title:	Authorized Signatory

Appendix II

Compensation

Fees for the Additional Services:

For the Additional Services, the Adviser will pay to ALPS the following annual fees, payable monthly:

Fund	Annual Fund Fee ($)
ALERIAN ENERGY INFRASTRUCTURE ETF	8,000
ALERIAN MLP ETF	5,000
ALPS CLEAN ENERGY ETF	5,000
ALPS DISRUPTIVE TECHNOLOGIES ETF	8,000
ALPS EMERGING SECTOR DIVIDEND DOGS ETF	8,000
ALPS EQUAL SECTOR WEIGHT ETF	8,000
ALPS INTERNATIONAL SECTOR DIVIDEND DOGS ETF	8,000
ALPS MEDICAL BREAKTHROUGHS ETF	8,000
ALPS SECTOR DIVIDEND DOGS ETF	8,000
BARRON'S 400SM ETF	8,000
ALPS REIT DIVIDEND DOGS ETF (f/k/a COHEN & STEERS GLOBAL REALTY MAJORS ETF)	8,000
RIVERFRONT DYNAMIC CORE INCOME ETF	8,000
RIVERFRONT DYNAMIC UNCONSTR INCOME ETF	8,000
RIVERFRONT DYNAMIC US DIV ADVANTAGE ETF	5,000
RIVERFRONT DYNAMIC US FLEX-CAP ETF	8,000
RIVERFRONT STRATEGIC INCOME FUND ETF	8,000
ALPS ACTIVE REIT ETF	5,000
ALPS HILLMAN ACTIVE VALUE ETF	5,000
ALPS GLOBAL TRAVEL BENEFICIARIES ETF	5,000
ALPS BBH Intermediate Municipal Bond ETF	8,000

The above fees are based on assumptions derived from the Trust's historical portfolio information and/or information provided by the Trust. ALPS' fees are subject to revision by ALPS, upon prior notice to and acceptance by the Adviser and the Trust, if ALPS determines that the Trust's portfolio composition changes or additional work is required by ALPS as compared to what ALPS originally contemplated for its provision of the Additional Services. The Trust's use of alternative data suppliers may result in additional fees as determined by ALPS and accepted by the Adviser and the Trust.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Adviser, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Adviser will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Adviser as incurred.